EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CardioDynamics International Corporation

San Diego, California:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-31275, 333-65331, 333-69669, 333-69663, 333-69659, 333-86475, 333-88311, 333-88307, 333-88309, 333-31702, 333-44226, 333-66396, 333-69456, 333-69458, 333-70916, 333-104236, 333-117486 and 333-134248) and Form S-8 (No. 333-40969, 333-38920, 333-38922, 333-70902, and 333-119044) of CardioDynamics International Corporation of our report dated February 25, 2008, relating to the consolidated financial statements of CardioDynamics International Corporation as of and for the year ended November 30, 2007, which appears in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP
San Diego, California

February 25, 2008